Contact: Jill Swartz, 714.667.8252, ext. 251

jill.swartz@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires

Park Place Office Park in Dayton, Ohio

Santa Ana, California (December 28, 2007) — Grubb & Ellis Healthcare REIT, Inc. has acquired Park Place Office Park in Dayton, Ohio. The acquisition closed on December 21, 2007.

Park Place Office Park consists of three multi-tenant medical office buildings totaling approximately 133,000 square feet on eight and a half acres in Dayton, Ohio. Park Place I, II, and III were constructed in 1987, 1988, and 2002, respectively, and offer tenants a landscaped common area with a pond, water features, benches and walking paths. The three and four-story buildings are conveniently located across from Fraze Pavilion in Lincoln Park with close proximity to Kettering Medical Center.

The 522-bed Kettering Medical Center, a not-for-profit regional acute care hospital, is located one mile from Park Place Office Park. Kettering Medical Center offers numerous medical services, including ambulatory care, neurology, pulmonary care, ophthalmology, and physical medicine. In addition, Kettering Breast Evaluation Center and Kettering Sports Medicine Center are located less than one block from Park Place Office Park.

Park Place Office Park offers ample parking with a common lot with 527 spaces. The property is currently 87 percent leased to numerous tenants, including Premier Integrated Medical Association, Lincoln Park Surgery Center, and Kettering Breast Evaluation.

“Park Place is a choice addition to the Grubb & Ellis Healthcare REIT portfolio of properties,” explained Danny Prosky, vice president of acquisitions for Grubb & Ellis Healthcare REIT. “We have superior tenants in place and have further diversified and strengthened our portfolio with this acquisition.”

Grubb & Ellis Healthcare REIT purchased the property from Fraze Enterprises, Inc., an unaffiliated third party, which was represented by Mike Wenzler. Financing was primarily provided by Wachovia Bank, National Association.

As of December 14, 2007, Grubb & Ellis Healthcare REIT has sold approximately 20.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for more than $203 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has made 20 geographically-diverse acquisitions with a total portfolio valued in excess of $408 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to the diversity and strength that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; the strengths and financial conditions of Park Place Office Park and its tenants; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.